Exhibit 99.1

Frontdoor Announces First-Quarter 2020 Revenue Increase of 8 Percent to $294 Million;

Cash Increased $54 Million to $482 Million

MEMPHIS, TENN. — May 6, 2020 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced first-quarter 2020 results.

Financial Results
	Three Months Ended
	March 31,
$ millions (except as noted)	2020	2019	Change
Revenue	$294	$271	8%
Gross Profit	147	128	15%
Net Income	13	13	1%
Diluted Earnings per Share	0.15	0.15	—%
Adjusted Net Income(1)	18	16	11%
Adjusted Diluted Earnings per Share(1)	0.21	0.19	10%
Adjusted EBITDA(1)	47	43	9%
Home Service Plans (number in millions)	2.2	2.1	3%

First-Quarter 2020 Summary

•	Revenue increased eight percent to $294 million

•	Gross profit margin increased 270 basis points to 50 percent

•	Net income of $13 million

•	Adjusted EBITDA increased nine percent to $47 million

•	Net Cash Provided from Operating Activities improved 16 percent to $60 million; Free Cash Flow(1) improved 11 percent to $52 million

•	Cash and cash equivalents increased $54 million to $482 million; undrawn credit facility of $250 million

•	Early and decisive COVID-19 response included successful employee work-from-home transition

•	Accelerated Streem technology deployment to contractors and real estate partners for remote services

•	Continued to advance retention initiatives, technology innovation and operational improvements

“In these trying times, we would like to express our appreciation to the first-responders and health care workers assisting those impacted by COVID-19,” said Chief Executive Officer Rex Tibbens. “At Frontdoor, we took early and decisive action to protect the health and wellbeing of our associates, customers and contractors while continuing to provide essential home services in the communities where we operate. We continue to find new ways to support our contractors and real estate brokers during this time, many of whom are small business owners. Our team rallied during this crisis, as we transitioned all sites to work-from-home in a little over a week while maintaining a consistent level of quality service. We will get through this unprecedented period, and I believe that the creativity and ingenuity coming from this crisis will make Frontdoor stronger as a result.”

“Frontdoor entered the year with a strong financial position and our subscription-based home service plan business offers an appealing value proposition in all market conditions,” said Chief Financial Officer Brian Turcotte. “Our business generates strong cash flow and our significant liquidity position allows us to be opportunistic during this period. Our second quarter financial outlook primarily reflects the anticipated COVID-19 impact on U.S. home resales and new home service plans in our real estate channel. While our other channels are still performing as expected, this is a dynamic environment and we will respond quickly to any changes in market conditions as they occur.”

First-Quarter 2020 Results

Revenue by Customer Channel
	Three Months Ended
	March 31,
$ millions	2020	2019	Change
Renewals	$200	$182	10%
Real estate (First-Year)	56	54	2%
Direct-to-consumer (First-Year)	35	33	7%
Other	3	1	*

Total	$294	$271	8%

*	not meaningful

First-quarter 2020 revenue increased eight percent over the prior year period. Renewal revenue increased 10 percent, due to improved price realization and growth in the number of renewed home service plans, driven in part by customer retention improvement initiatives. First-year real estate revenue increased two percent, reflecting improved price realization, offset, in part, by a decline in the number of first-year real estate home service plans. First-year direct-to-consumer revenue increased seven percent, reflecting growth in the number of first-year direct-to-consumer home service plans, mostly driven by increased investments in marketing, and improved price realization.

First-quarter 2020 net income was $13 million, or diluted earnings per share of $0.15, relatively unchanged from prior year. First-quarter 2020 net income included an $18 million favorable impact from higher revenue conversion(3) that was mostly offset by a $16 million increase in selling and administrative expenses.

Period-over-Period Adjusted EBITDA Bridge
$ millions
Three Months Ended March 31, 2019	$43
Impact of change in revenue(3)	18
Contract claims costs	—
Sales and marketing costs	(7)
Customer service costs	(4)
General and administrative costs	(5)

Three Months Ended March 31, 2020	$47

First-quarter 2020 Adjusted EBITDA of $47 million was nine percent higher than the prior year period, primarily due to $18 million of higher revenue conversion(3), partially offset by:

•	$7 million of increased sales and marketing costs, primarily investments in the direct-to-consumer channel;

•	$4 million of higher customer service costs to enhance the customer experience; and

•	$5 million of increased general and administrative costs, primarily higher personnel expense.

Contract claims costs were relatively flat in the first-quarter 2020 versus prior year, excluding the impact of the change in revenue, as a lower number of service requests, partly attributable to a favorable weather impact of approximately $4 million, were offset by an increase in the underlying cost of repairs. Cost of repairs increased due to normal inflation, partly offset by benefits driven by process improvements and cost reduction initiatives.

Cash Flow

	Three Months Ended
	March 31,
$ millions	2020	2019
Net cash provided from (used for):
Operating Activities	$60	$52
Investing Activities	(3)	(5)
Financing Activities	(3)	(2)

Cash increase during the period	$54	$45

For the three months ended March 31, 2020, net cash provided from operating activities was $60 million, an increase of $8 million from the prior year period. Working capital was a $35 million source of cash for the three months ended March 31, 2020, compared to a $29 million source of cash for the prior year period.

Net cash used for investing activities was $3 million for the three months ended March 31, 2020, compared to $5 million for the prior year period. The decrease was primarily due to an increase in cash flows from marketable securities transactions.

Net cash used for financing activities was $3 million for the three months ended March 31, 2020, compared to $2 million for the prior year period, and was primarily comprised of debt payments.

Free Cash Flow was $52 million for the three months ended March 31, 2020, compared to $47 million for the prior year period. The increase was primarily due to higher Adjusted EBITDA and a decrease in cash required for working capital needs.

Cash and marketable securities increased $49 million to $484 million for the three months ended March 31, 2020, compared to December 31, 2019, including restricted net assets of $169 million and Unrestricted Cash(1) of $315 million. The $49 million increase was primarily driven by an increase in Unrestricted Cash of $48 million from December 31, 2019.

Available liquidity was $565 million at March 31, 2020, consisting of the $315 million of Unrestricted Cash and an undrawn revolving credit facility of $250 million.

Second-Quarter 2020 Outlook

•	Revenue is anticipated to range from $410 million to $420 million, compared to $388 million in the prior year period.

•	Adjusted EBITDA(2) is anticipated to range from $95 million to $105 million, compared to $105 million in the prior year period.

Full-Year 2020 Outlook

•

The Company has withdrawn its full-year outlook at this time due to the uncertainty around the COVID-19 impact on the business. The Company plans to re-evaluate providing its full-year outlook after the second quarter.

First-Quarter 2020 Earnings Conference Call

Frontdoor has scheduled a conference call today, May 6, 2020, at 8:00 a.m. Central time (9:00 a.m. Eastern time). During the call, Rex Tibbens, Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss the company’s operational performance and financial results for first-quarter 2020 and respond to questions from the investment community. To participate on the conference call, interested parties should call 877-407-8291 (or international participants, 201-689-8345). Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 60 days. To access the replay of this call, please call 877-660-6853 and enter conference ID 13700169 (international participants: 201-612-7415, conference ID 13700169).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as Candu Home Solutions, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,000 pre-qualified contractor firms that employ approximately 60,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With nearly 50 years of experience, the company responds to over four million service requests annually. For details, visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies, prospects, and the impact of COVID-19 on Frontdoor’s business. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: the impact of the global COVID-19 pandemic; weather conditions and seasonality; weakening general economic conditions; lawsuits, enforcement actions and other claims by third parties or governmental authorities; the effects of our substantial indebtedness; the success of our business strategies; and failure to achieve some or all of the expected benefits of our separation from ServiceMaster Global Holdings, Inc. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC as well as the disclosure contained in Item 1A. Risk Factors in our 2019 Annual Report on Form 10-K filed with the SEC, as such factors may be further updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings per Share, and Unrestricted Cash.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; Spin-off charges; secondary offering costs; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives, Spin-off charges and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company to company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; Spin-off charges; secondary offering costs; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2019 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

For further information, contact:

Investor Relations:

Matt Davis

901.701.5199

ir@frontdoorhome.com

Media:

Nicole Ritchie

901.701.5198

nicole.ritchie@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA, Free Cash Flow, and Unrestricted Cash, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures.

(2)

A reconciliation of the forward-looking second-quarter and full-year 2020 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)	Revenue conversion is calculated using the estimated gross margin impact of new home service plan revenue along with the impact of price changes.

frontdoor, inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

($ millions, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenue	$294	$271
Cost of services rendered	147	143

Gross Profit	147	128
Selling and administrative expenses	105	89
Depreciation and amortization expense	8	6
Restructuring charges	3	—
Spin-off charges	—	1
Interest expense	15	16
Interest and net investment income	(2)	(1)

Income before Income Taxes	17	18
Provision for income taxes	4	5

Net Income	$13	$13

Other Comprehensive Loss, Net of Income Taxes:
Net unrealized loss on derivative instruments	(15)	(5)

Total Comprehensive (Loss) Income	$(2)	$8

Earnings per Share:
Basic	$0.15	$0.15

Diluted	$0.15	$0.15

Weighted-average Common Shares Outstanding:
Basic	85.1	84.6
Diluted	85.4	84.7

frontdoor, inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

($ millions)

	As of
	March 31,	December 31,
	2020	2019
Assets:
Current Assets:
Cash and cash equivalents	$482	$428
Marketable securities	2	7
Receivables, less allowance of $2 in each period	8	11
Prepaid expenses and other assets	18	16

Total Current Assets	510	461

Other Assets:
Property and equipment, net	55	51
Goodwill	501	501
Intangible assets, net	188	191
Operating lease right-of-use assets	14	17
Deferred customer acquisition costs	18	18
Other assets	6	11

Total Assets	$1,291	$1,250

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$55	$48
Accrued liabilities:
Payroll and related expenses	12	17
Home service plan claims	55	66
Interest payable	3	9
Other	38	29
Deferred revenue	227	188
Current portion of long-term debt	7	7

Total Current Liabilities	398	364

Long-Term Debt	972	973
Other Long-Term Liabilities:
Deferred taxes	41	45
Operating lease liabilities	18	20
Other long-term obligations	41	27

Total Other Long-Term Liabilities	100	92

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 85,381,109 shares issued and outstanding at March 31, 2020 and 85,309,260 shares issued and outstanding at December 31, 2019	1	1
Additional paid-in capital	31	29
Accumulated deficit	(174)	(188)
Accumulated other comprehensive loss	(36)	(21)

Total Deficit	(178)	(179)

Total Liabilities and Shareholders’ Equity	$1,291	$1,250

frontdoor, inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

($ millions)

	Three Months Ended
	March 31,
	2020	2019
Cash and Cash Equivalents at Beginning of Period	$428	$296
Cash Flows from Operating Activities:
Net Income	13	13
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	8	6
Stock-based compensation expense	3	2
Restructuring charges	3	—
Payments for restructuring charges	(3)	—
Spin-off charges	—	1
Payments for spin-off charges	—	(1)
Other	—	1
Change in working capital, net of acquisitions:
Receivables	3	4
Prepaid expenses and other current assets	2	1
Accounts payable	7	8
Deferred revenue	40	34
Accrued liabilities	(15)	(10)
Accrued interest payable	(6)	(6)
Current income taxes	4	(1)

Net Cash Provided from Operating Activities	60	52

Cash Flows from Investing Activities:
Purchases of property and equipment	(8)	(4)
Purchases of available-for-sale securities	(2)	—
Sales and maturities of available-for-sale securities	7	3
Other investing activities	—	(3)

Net Cash Used for Investing Activities	(3)	(5)

Cash Flows from Financing Activities:
Payments of debt and finance lease obligations	(2)	(2)
Other financing activities	(1)	—

Net Cash Used for Financing Activities	(3)	(2)

Cash Increase During the Period	54	45

Cash and Cash Equivalents at End of Period	$482	$341

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended
	March 31,
($ millions, except per share amounts)	2020	2019
Net Income	$13	$13
Amortization expense	3	2
Restructuring charges	3	—
Spin-off charges	—	1
Secondary offering costs	—	1
Tax impact of adjustments	(1)	(1)

Adjusted Net Income	$18	$16

Adjusted Earnings per Share:
Basic	$0.21	$0.19
Diluted	$0.21	$0.19
Weighted-average common shares outstanding:
Basic	85.1	84.6
Diluted	85.4	84.7

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended
	March 31,
(In millions)	2020	2019
Net Cash Provided from Operating Activities	$60	$52
Property Additions	(8)	(4)

Free Cash Flow	$52	$47

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended
	March 31,
(In millions)	2020	2019
Net Income	$13	$13
Depreciation and amortization expense	8	6
Restructuring charges	3	—
Spin-off charges	—	1
Provision for income taxes	4	5
Non-cash stock-based compensation expense	3	2
Interest expense	15	16
Secondary offering costs	—	1

Adjusted EBITDA	$47	$43

Key Business Metrics

	As of March 31,
	2020	2019
Growth in number of home service plans	3%	5%
Customer retention rate(1)	75%	75%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.